Exhibit 2.1

Business Sale Agreement

Transferor (Party A): America Arki Network Service Beijing Co., Ltd

Transferee (Party B): Yanbian YaoTian Gas Group Co., Ltd

Party A, as a shareholder of Shanghai Zhonghui Internet Information Service Co., Ltd (hereinafter referred as "Shanghai Zhonghui"), holds 50.82% subscribed shares of Shanghai Zhonghui, all such subscribed shares of Shanghai Zhonghui, held by Party A are intended to be transferred to Party B as decided by shareholders' meeting of Party A.

Subject to Company Law of the People's Republic of China, other laws and regulations as well as the Shares Transfer Agreement entered into by both parties and after negotiation in good faith, both parties agree that:

I. Basic information of the Transferor and the Transferee

1. Transferor (Party A)

Beijing Meihangkai Information Service Co., Ltd

Registered Address: Room 1105, Building 4, No.2 of Guanghua Road, Chaoyang District of Beijing

Contact: Xiao Lihua

2. Transferee (Party B)

Yanbian YaoTian Gas Group Co., Ltd

Registered Address: No.649, Qianjin Road of Yanji City

Contact: Wang Kemin

II. Subscription in Transfer of Shares:

Party A agrees to transfer all of 50.82% subscribed shares of Shanghai Zhonghui held by it to Party B, after such transfer, Party B will hold 50.82% subscribed shares of Shanghai Zhonghui.

III. Price and payment of the Transfer

1. Both parties agree the shares transfer price to be RMB 0 (￥0).

2. Party B agrees to pay all of transfer price, namely RMB 0 (￥0) to Party A in a lump sum within 3 days after the execution date of the Agreement.

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IV. Delivery of shares transfer

1. At the date when Party A and Party B settled all procedures required in change of shareholder registration of Shanghai Zhonghui at Industrial and Commercial Administrative Department in Shanghai, Party B acknowledges the Contract, Articles of Association and its attachments of previous Shanghai Zhonghui Internet Financial Services Co., Ltd, and is willing to perform and undertake all rights, obligations and liabilities that Party A was entitled in Shanghai Zhonghui.

2. All former members of the Board of Directors appointed by Party A will be re-appointed by Party B, and all procedures required in change of relevant members of the Board of Directors of Shanghai Zhonghui Internet Financial Services Co., Ltd will be settled.

V. Warranties

1. Party A warrants to Party B that it legally owns the Shares of Shanghai Zhonghui, as well as the right to deal with the Shares entirely and that prior to any transfer, it has obtained all necessary consents of other shareholders of Shanghai Zhonghui, other shareholders has waived the right of preemption under the same conditions.

2. Party A warrants to Party B that at the effective time of transfer, the Shares of Shanghai Zhonghui will be free of any mortgage, pledge or guarantee, and be harmless from any recourse from any third party.

VI. Breach responsibility

1. If Party B fails to pay the price of transfer (RMB 0) to Party A at the time specified in the Agreement;

2. Unless otherwise specified in the Agreement, if either one of the Parties breached the Agreement, the breaching party shall pay 0% of the total price of transfer as damages at the first month.

3. If either party fails to settle the procedures required in change of shareholder registration as specified in the Agreement, the non-breaching party shall be entitled to discharge the Agreement after 5 days of the execution of the Agreement.

VII. Dispute resolution

All disputes arising out of or in connection with the Agreement shall be settled by friendly negotiation by both parties, if negotiation fails, shall be submitted to Arbitration Body in Beijing City for arbitration in accordance with the Rules of that Body. The arbitration award shall be final and binding on both parties.

VIII. This Shares Transfer Agreement comes to effect unless signed by both parties. The Agreement is in duplicate, each party holds one, and each of them has equal legal effect.

Party A: America Arki Network Service Beijing Co., Ltd  (affix the seal)

Signature on behalf of shareholders:

Party B: Yanbian YaoTian Gas Group Co., Ltd (affix the seal)

Signature on behalf of shareholders:

December 28, 2016

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